UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 8, 2018

SMART & FINAL STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36626	80-0862253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Citadel Drive, Commerce, CA	90040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (323) 869-7500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of the 2009 Executive Severance Plan

On May 11, 2018, the Board of Directors (the “Board”) of Smart & Final Stores, Inc. (the “Company”) approved the termination of the Smart & Final Stores, Inc. 2009 Executive Severance Plan (the “2009 Severance Plan”), effective July 31, 2018 (the “Termination Date”) when the current term of the 2009 Severance Plan is scheduled to end.  Absent prior termination of the 2009 Severance Plan by the Board, the term of the 2009 Severance Plan would have been automatically extended for successive 12-month periods at the end of each renewal term.

Adoption of the 2018 Executive Severance Plan

On May 8, 2018, the Compensation Committee (the “Committee”) of the Board approved the adoption of the Smart & Final Stores, Inc. 2018 Executive Severance Plan (the “2018 Severance Plan”), effective August 1, 2018 (the “Effective Date”) (all capitalized terms used but not defined below as defined in the 2018 Severance Plan). Each of the Company’s named executive officers, other than David G. Hirz, the Company’s chief executive officer, will be eligible to participate in the 2018 Severance Plan, with each of Richard N. Phegley, the Company’s chief financial officer, Scott R. Drew, the Company’s executive vice president, Smart & Final Operations, and Derek R. Jones, the Company’s president of Smart Foodservice Warehouse Stores and executive vice president, Smart & Final, participating as a Tier I Participant, and Edward Wong, the Company’s senior vice president and chief information officer, participating as a Tier II Participant.  The terms of the 2018 Severance Plan are generally consistent with the terms of the 2009 Severance Plan, except for the following principal changed terms:

•                  The 2018 Severance Plan will remain in effect in perpetuity, subject to amendment or termination in accordance with its terms.

•                  The 2018 Severance Plan will require 60 days’ prior written notice to Participants of any amendment or termination, provided that no amendment or termination may adversely affect any Participant terminated prior to the effective date of the amendment or termination.  Further, no amendment or termination of the 2018 Severance Plan will be effective during the Change in Control Protected Period without the consent of each affected Participant.

•                  The 2018 Severance Plan provides Good Reason protection at all times for Tier I Participants and, for purposes of the definition of Good Reason only, Tier II Participants with the title of senior vice president, and solely during the 12-month period following a Change in Control for Tier II Participants who do not have the title of senior vice president.

•                  Under the 2018 Severance Plan, in the event that the employment of any named executive officer who participates in the 2018 Severance Plan is terminated by the Company for any reason other than on account of Cause, death or disability, or is terminated by the Participant for Good Reason (and such termination does not occur during the applicable Change in Control Protected Period), subject to the execution and non-revocation of a release of claims, such named executive officer will be entitled to receive, among other things: (i) continuation of base salary for 18 months (in the case of a Tier I Participant) or 12 months (in the case of a Tier II Participant); and (ii) a prorated share of the annual bonus for the year of termination based on actual performance, payable at the time bonuses are paid generally.

•                  In the event of a Qualifying Termination during the Change in Control Protected Period or during the 90-day period prior to any Change in Control, to the extent such termination occurred in anticipation of or in connection with the Change in Control, cash severance would include an amount equal to one and one half (in the case of Tier I Participants) or one (in the case of Tier II Participants) times the Participant’s base salary and his or her target annual bonus, and would be paid in a lump sum rather than over time.

•                  Entitlement to severance benefits under the 2018 Severance Plan will be subject to (i) compliance with an 18-month post-employment employee non-solicitation covenant, which covers both current employees and former employees who were employed during the 12-month period preceding termination, (ii) compliance with a two-year post-employment non-disparagement provision and (iii) execution and non-revocation of a release of all claims as requested by the Company, in substantially the form as set forth in Exhibit A to the 2018 Severance Plan.

The foregoing description of the 2018 Severance Plan does not purport to be complete and is qualified in its entirety by reference to the 2018 Severance Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No	Description
10.1	Smart & Final Stores, Inc. 2018 Executive Severance Plan, effective August 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL STORES, INC.

Date: May 14, 2018

	By:	/s/ Leland P. Smith
	Name:	Leland P. Smith
	Title:	Senior Vice President and General Counsel